UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2014

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 577-9749

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 1, 2014, Jabil Circuit, Inc. (the “Company”) completed its previously announced sale of substantially all of its Aftermarket Services (“AMS”) business, except for the Malaysian operations due to certain regulatory approvals that are still pending in that jurisdiction, through a stock purchase agreement with iQor Holdings, Inc. (“iQor”) dated December 17, 2013. The sale was consummated for consideration of $725.0 million, which consists of $675.0 million in cash and an aggregate liquidation preference value of $50.0 million in Senior Non-Convertible Cumulative Preferred Stock of iQor that accretes dividends at an annual rate of 8 percent and is redeemable in nine years or upon a change in control. The amount of proceeds payable at closing was subject to a reduction of $90.5 million for cash, indebtedness, taxes, interest, certain working capital accounts and other items of the Company’s AMS business, which is subject to a future reconciliation and potential adjustment. Also, $20.0 million associated with the Malaysian operations was included in escrow until the closing of the Malaysian operations, which is anticipated to occur once such approvals are obtained. This Current Report on Form 8-K is being filed to provide unaudited pro forma financial information for the Company as of November 30, 2013 and for the fiscal years ended August 31, 2013, 2012 and 2011 and the three months ended November 30, 2013 and 2012, giving effect to the sale.

On April 1, 2014, the Company issued a press release announcing the closing of the transaction.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

The unaudited pro forma consolidated balance sheet as of November 30, 2013 and the unaudited pro forma consolidated statements of operations for the three months ended November 30, 2013 and 2012, and for the fiscal years ended August 31, 2013, 2012 and 2011 are filed as Exhibit 99.1 hereto and are incorporated into this item by reference.

(d)	Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

April 4, 2014	By:	/s/ FORBES I.J. ALEXANDER
Forbes I.J. Alexander
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Financial Information.

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